Exhibit 99.1

SEALED AIR REPORTS FIRST QUARTER 2012 RESULTS

Highlights

•	Record 1Q sales of $1.92 billion, a 70% increase including acquisitions and 4% organic sales growth

•	Diversey integration plan on track with full year synergies increased to $70 million in 2012

•	1Q cost synergies of $15 million

•	1Q adjusted EBITDA pacing within plan

•	Maintaining full year adjusted EBITDA and net debt targets

ELMWOOD PARK, N.J., Thursday, May 3, 2012 – For first quarter 2012, Sealed Air Corporation (NYSE:SEE) reported a loss per common share of $0.03 after a $0.21 per share effect from special items. On an adjusted basis, first quarter 2012 diluted net earnings per common share (EPS) was $0.18 compared with reported and adjusted EPS of $0.34 in 2011. (See attached supplements for non-U.S. GAAP reconciliations and information.)

Reported sales increased 70% to $1.92 billion from a 66% increase related to the Diversey acquisition, 2% higher price/mix and 2% from higher volumes. Pro forma results for certain metrics have been provided in this release and in the attached supplemental financial tables to aid in the comparison of our performance to historical combined financial metrics of Sealed Air and Diversey.

On a pro forma basis, sales increased 1%, or 3% on a constant dollar basis, reflecting growth in all businesses and regions. This included a modest increase in year-over-year results in North America and the Europe, Middle East and Africa (EMEA) region, and a 9% increase in developing regions.

Consolidated operating profit results:

($ millions)	Reported	Adjusted
2012	$88	$151
% of net sales	4.6%	7.9%
Pro Forma 2011	$136	$144
% of net sales	7.2%	7.6%

The 5% increase in 2012 pro forma adjusted operating profit includes an estimated $15 million in cost synergies from the 2011-2014 Optimization & Integration Program achieved in the quarter and largely attributed to the Diversey segment. These synergies helped offset lower volumes primarily from European economic weakness and unfavorable mix in the Diversey segment. Adjusted EBITDA was $236 million, or 12.3% of net sales in the quarter, which held steady compared with pro forma 2011 adjusted EBITDA of $236 million, or 12.5% of pro forma net sales.

Commenting on our operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“We remain on track toward achieving our 2012 adjusted EBITDA and year-end net debt targets despite the uncertainty of the European economy and the uneven recovery in the U.S. We are confident in the cost synergies with Diversey with increased cost synergy estimates in 2012 and future years, and we believe our vision is beginning to resonate with our customer base.

We are quite pleased with the overall performance of our Food and Protective Packaging business segments, which achieved both volume and price/mix growth during the quarter. Diversey segment sales were less than planned in the quarter due to ongoing weakness in Europe and the timing of specific customer orders in North America. We expect to see a more normalized order pattern in North America in that segment through the balance of the year. While we remain cautious about any European economic improvement, we are encouraged by high single-digit percent sales growth in developing regions and strong customer reception of our solutions resulting from our growth programs. We have built a strong foundation for growth across all of our businesses when Europe does recover.”

First Quarter Segment Review

The following year-over-year net sales discussions present both actual and constant dollar sales performance. The “constant dollar” results exclude the impact of currency translation. Additionally, “adjusted operating profit” results exclude restructuring and special items, but include the impact of all amortized intangibles associated with purchase accounting. The balance of the discussion is presented on a U.S. GAAP basis. See “Components of Change in Net Sales - Business Segments and Other,” for further details.

Food Packaging Segment

Sales increased 3% on a reported and constant dollar basis, with 2% higher price/mix largely from prior North and Latin American pricing actions. Volumes increased 1% from 6% growth in Australia/New Zealand and a 3% increase in EMEA. North American volumes decreased 2% due to lower customer production rates and the unfavorable effect of a customer loss that we previously reported. Operating profit decreased 4% to $60 million, or 12.3% of net sales, due to $5 million in charges relating to a plant closing. On an adjusted basis, operating profit increased to $65 million, or 13.4% of net sales, compared with 13.2% of net sales in 2011.

Food Solutions Segment

Sales increased 4% on a reported and constant dollar basis, with 3% higher price/mix and 1% higher volumes. Price/mix and volume growth reflected a 7% increase in constant dollar sales in North America and Australia/New Zealand, aided by challenging prior year market conditions, and steady EMEA constant dollar sales performance. Reported and adjusted operating profit increased 37% to $27 million, or 11.2% of net sales, compared with 8.5% in 2011 due to solid raw material cost recovery through pricing actions and favorable product mix.

Protective Packaging Segment

Sales increased 3%, or 4% on a constant dollar basis, with 3% higher volumes. We achieved 5% higher volumes in North America due to the ongoing gradual economic recovery in the region, solid demand for e-commerce-oriented solutions, and strong demand for our new solutions. EMEA volumes declined 3% due to economic weakness in southern Europe. Price/mix increased 1% due to prior pricing actions in all regions. Reported and adjusted operating profit increased 16% to $47 million, or 13.5% of net sales, compared with 11.9% in 2011.

Diversey Segment (includes pro forma information for 2011 results)

Reported sales decreased 2% to $751 million in the quarter, which would have compared to $764 million in 2011. On a constant dollar basis, first quarter 2012 sales were $767 million, which was slightly above last year. These sales results reflect an estimated 3% higher price and 2% lower volumes primarily in North America and in EMEA, specifically in Europe. Operating profit was $1 million in the quarter, which compares with $13 million in 2011. On an adjusted basis, operating profit was $8 million, or 1.1% of net sales, which compares with $21 million or 2.7% of net sales in 2011. Adjusted operating profit in 2012 was reduced by approximately $16 million due to the lower volumes noted above and unfavorable product mix.

Other Category

Sales increased 6%, or 7% on a constant dollar basis, with 5% higher volumes, 1% higher price/mix and 1% from an acquisition. Volume grew in our Asia Pacific Medical Applications business and in our Specialty Materials business in North America and Asia Pacific. Price/mix growth was largely in our North American and EMEA regions for both our Specialty Materials and Medical Applications businesses. Reported and adjusted operating profit increased to $4 million, or 3.9% of net sales.

Other Matters

Effective Tax Rate

In the quarter, our $14.4 million pretax loss was reduced to a $6 million net loss due to an $8.4 million tax benefit. The tax benefit resulted from a favorable mix of earnings and losses reflecting losses and special item charges in jurisdictions with high tax rates and earnings in other jurisdictions with low tax rates. In addition, during the quarter we reached favorable settlements on certain tax disputes. Our core tax rate was 23.4% in the first quarter due to the factors noted above.

Net Debt

We prepaid our first quarter 2013 term loan installments of $31 million during the first quarter. Our net debt increased by approximately $173 million to $5.33 billion, including the W. R. Grace settlement payable, due to higher seasonal uses of cash and an increase in inventory levels ahead of our launch of the European principal company structure on May 3, 2012. We continue to expect to achieve our year-end 2012 target net debt level of approximately $4.9 billion.

Synergies and 2011-2014 Integration & Optimization Program

We announced our 2011-2014 Integration & Optimization Program in the fourth quarter of 2011. As part of our integration of Diversey, we are undertaking a number of actions to integrate and realign our organization, further improve operating efficiencies and lower our overall cost structure to maximize cost synergies and better meet customers’ needs.

We have increased the expected cost synergies for the program in 2012 and through 2014 due to both newly identified opportunities and our ability to accelerate the timing of our program. These additional benefits reflect added savings from our existing integration initiatives in supply chain, as well as in administrative functions that benefit from the transition to our new business unit structure and the elimination of duplicate roles. We expect the cost synergies to be realized equally in Cost of Sales and in SG&A. We expect to recognize substantially all of the restructuring costs in 2012 although the associated costs will continue through 2014.

The 2011-2014 Integration & Optimization Program is now summarized as:

($ millions)	Quarter Ended 3/31/12		Cumulative through 3/31/12	Previous FY 2012 Guidance	Updated FY 2012 Guidance	Previous 2011-2014 Guidance	Updated 2011-2014 Guidance
Capital Expenditures	$1		$1	$20	$20	$40-$50	$40-$50
Associated Costs & Restructuring Charges	$53		$106	n/a	n/a	$165-$185	$180-$200
Cash Payments	$26		$55	$100	$115	$165	$180
Cost Synergies	$15	*	$15	$50	$70	$110-$115	$125-$130

*	Cost synergies in 1Q/2012 were largely attributed to the Diversey segment.

We expect to achieve the cost synergy savings as follows:

2012: $70 million;

2013: incremental $45 million, to achieve annual savings of $115 million in 2013; and

2014: incremental $10 to $15 million, to achieve annual savings of $125 to $130 million in 2014.

The actual timing of future costs and cash payments are subject to change due to a variety of factors that may cause a portion of the spending and benefits to occur later than we now expect. Additionally, changes in foreign exchange translation may impact future costs and benefits.

Revenue Synergies

We continue to target a $70 million revenue synergy by the end of 2013, largely from expanded access and presence within our food and beverage processing customers’ businesses and our broader reach in developing regions. In the first quarter, we continued to secure new, smaller accounts, which resulted in an estimated annualized synergy revenue of less than $10 million, while we continued our efforts to close additional opportunities with medium- and larger-sized customers.

2012 Outlook

Commenting on our outlook, Mr. Hickey stated:

“We are maintaining our full year 2012 Adjusted EBITDA target of approximately $1.2 billion, our Free Cash Flow range of $450 to $475 million, and our Net Debt target of approximately $4.9 billion. We are also maintaining our Adjusted EPS guidance range of $1.50 to $1.60 and Cash EPS range of $2.10 to $2.20. While we remain cautious about any meaningful economic improvement in Europe this year, we have enough positive momentum and capacity elsewhere in our business to achieve our full year targets.

We anticipate that our net sales will be at the lower end of our initial guidance range of $8.2 to $8.3 billion due to European economic conditions. Our business continues to demonstrate organic growth through innovation, developing region expansion, and strong fundamentals in our Food and Protective Packaging business segments. We expect to achieve our 2012 goals through these strengths, combined with increasing price benefits, continued economic recovery in other regions, a lower core tax rate and higher cost synergies.”

The following full year guidance assumptions have been revised:

•	2012 net sales to be at the lower end of our $8.2 to $8.3 billion range;

•	2012 cost synergies of $70 million, compared with our original guidance of $50 million – still to be equally recognized in cost of sales and SG&A;

•

Amortization of non-cash compensation of $55 million compared with our initial guidance of $25 million. The increase is due to payment of our U.S. profit sharing contribution in shares rather than cash, which allows us to prioritize cash flow to debt reduction; and

•	Our core tax rate is now expected to be 27% compared with our initial guidance of 30%.

Our full year 2012 guidance assumptions outlined in our fourth quarter 2011 earnings release related to the unfavorable impact from foreign currency translation, cost of sales and SG&A as a percent of net sales, depreciation and amortization, interest expense, capital expenditures, free cash flow, net debt and our full year average fully diluted common share count have not changed.

Our adjusted EPS guidance excludes the payment of the W. R. Grace settlement, as the exact timing of the settlement is unknown. Final payment of the W. R. Grace settlement is expected to be accretive to adjusted EPS by approximately $0.13 annually following the payment date under the assumption of using a substantial portion of cash on hand for the payment and ceasing to accrue interest on the settlement amount. Additionally, guidance excludes any non-operating gains or losses that may be recognized in 2012 due to currency fluctuations in Venezuela.

Web Site and Conference Call Information

William V. Hickey, our CEO, and Tod S. Christie, our Treasurer and Interim CFO, will conduct an investor conference call today at 10:00 a.m. (ET) to discuss our earnings results. The conference call will be webcast live on our web site at www.sealedair.com in the Investor Information section. The link to the event can be found on the Investor Information home page as well as under the Presentations & Events tab. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software. A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 679-8037 (domestic) or (617) 213-4849 (international) and use the participant code 97741165#. Telephonic replay will be available beginning today at 12:00 p.m. (ET) and ending on Thursday, May 24, 2012 at 11:59 p.m. (ET). To listen to the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the confirmation code 29364832.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $8.1 billion in 2011, and has approximately 26,300 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including adjusted EPS, adjusted Cash EPS, net sales on a “constant dollar” basis, adjusted gross profit, adjusted operating profit, adjusted net earnings, free cash flow and EBIT, EBITDA and Adjusted EBITDA. We present results and guidance, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. We may use adjusted EPS, net sales on a constant dollar basis, adjusted net earnings, adjusted gross profit, adjusted operating profit, measures of cash flow, and EBITDA figures to determine performance-based compensation. Our management uses financial measures excluding the effects of foreign currency translation in evaluating operating performance. Management believes that this information may be useful to investors. For important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Explanatory Note on Use of Non-U.S. GAAP Financial Information,” “Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share,” “Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit,” “Non-U.S. GAAP Free Cash Flow,” “Reconciliation of Net Earnings Available to Common Stockholders to Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA,” “Components of Change in Net Sales - Business Segments and Other” and “Percentage Changes in Net Sales by Geographic Region.”

Forward-Looking Statements

This press release and supplement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans to,” “will” and similar expressions. Examples of these forward-looking statements include preliminary 2012 financial performance and expectations and assumptions associated with our 2011-2014 Integration & Optimization Program, availability and pricing of raw materials, success of our growth programs, economic conditions, and the success of pricing actions. These statements reflect our beliefs and expectations as to future events and trends affecting our business, our consolidated financial position and our results of operations. A variety of factors may cause actual results to differ materially from these expectations, including general domestic and international economic and political conditions affecting packaging utilization; changes in our raw material and energy costs; credit ratings; competitive conditions and contract terms; currency translation and devaluation effects, including Venezuela; the success of our financial growth, profitability and manufacturing strategies and our cost reduction and productivity efforts; the effects of animal and food-related health issues; pandemics; environmental matters; regulatory actions and legal matters; and the successful integration of Diversey. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events, or otherwise.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION(1)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,		%
	2012	2011	Change
Net sales:
Food Packaging	$488.2	$474.9	3%
Food Solutions	238.2	228.8	4
Protective Packaging	345.6	335.1	3
Diversey	750.9	—	#
Other	94.6	89.7	5

Total net sales	1,917.5	1,128.5	70
Cost of sales	1,267.8	819.5	55

Gross profit	649.7	309.0	#
As a % of total net sales	33.9%	27.4%
Marketing, administrative and development expenses	478.1	183.5	#
As a % of total net sales	24.9%	16.3%
Amortization expense of intangible assets acquired	34.2	2.5	#
Costs related to the acquisition of Diversey	1.8	—	#
Restructuring and other charges(2)	48.1	—	#

Operating profit	87.5	123.0	(29)
As a % of total net sales	4.6%	10.9%
Interest expense(3)	(97.8)	(37.0)	#
Foreign currency exchange losses related to Venezuelan subsidiary	—	(0.2)	#
Other expense, net	(4.1)	(3.9)	5

(Loss) earnings before income tax provision	(14.4)	81.9	#
Income tax (benefit) provision(4)	(8.4)	22.2	#
Effective income tax rate	58.3%	27.1%

Net (loss) earnings available to common stockholders	$(6.0)	$59.7	#

As a % of total net sales	-0.3%	5.3%
Net (loss) earnings per common share:
Basic	$(0.03)	$0.37	#

Diluted	$(0.03)	$0.34	#

Dividends per common share	$0.13	$0.13	—%

Weighted average number of common shares outstanding:
Basic	191.9	158.7

Diluted	191.9	176.9

#	Denotes a variance greater than 100%, or not meaningful.
(1)	The condensed consolidated financial statements and supplementary information included in this press release include the financial results of Diversey Holdings, Inc. (“Diversey”) for the period beginning January 1, 2012 through March 31, 2012 and as of December 31, 2011 for the condensed consolidated balance sheet. The financial results included in this press release related to the acquisition accounting for the Diversey transaction are subject to change as the acquisition accounting is not yet finalized and dependent upon certain independent valuations and studies that are still in process and under review by management. As a result, there may be material adjustments made to the financial results presented in this press release.
(2)	In December 2011, we implemented a restructuring program associated with the integration of Diversey’s business (“2011 - 2014 Integration and Optimization Program”). The program primarily consists of (i) a reduction in headcount, (ii) the consolidation of facilities, and (iii) the consolidation and streamlining of certain customer and vendor contracts and relationships and is expected to be completed by the end of 2014. The amount above includes $47.3 million related to this program in the three months ended March 31, 2012. These costs consisted of severance and termination benefits. Cash payments made under this program in the three months ended March 31, 2012 were $26.2 million.
(3)	Cash paid for interest was $116.0 million in the three months ended March 31, 2012 and $36.1 million in the three months ended March 31, 2011.
(4)	Cash paid for income taxes was $31.2 million in the three months ended March 31, 2012 and $25.2 million in the three months ended March 31, 2011.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CALCULATION OF NET (LOSS) EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2012	2011
Basic Net (Loss) Earnings Per Common Share:
Numerator
Net (loss) earnings available to common stockholders	$(6.0)	$59.7
Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.1)	(0.4)

Distributed and allocated undistributed net (loss) earnings to common stockholders	(6.1)	59.3
Distributed net earnings - dividends paid to common stockholders	(25.1)	(20.7)

Allocation of undistributed net (loss) earnings to common stockholders	$(31.2)	$38.6

Denominator
Weighted average number of common shares outstanding - basic(1)	191.9	158.7

Basic net (loss) earnings per common share:
Distributed net earnings to common stockholders	$0.13	$0.13
Allocated undistributed net earnings to common stockholders	(0.16)	0.24

Basic net (loss) earnings per common share	$(0.03)	$0.37

Diluted Net (Loss) Earnings Per Common Share:
Numerator
Distributed and allocated undistributed net earnings to common stockholders	$(6.1)	$59.3
Add: Allocated undistributed net earnings to non-vested restricted stockholders	—	0.2
Less: Undistributed net earnings reallocated to non-vested restricted stockholders	—	(0.2)

Net (loss) earnings available to common stockholders - diluted	$(6.1)	$59.3

Denominator(1) (2)
Weighted average number of common shares outstanding - basic	191.9	158.7
Effect of assumed issuance of Settlement agreement shares	—	18.0
Effect of non-vested restricted stock and restricted stock units	—	0.2

Weighted average number of common shares outstanding - diluted	191.9	176.9

Diluted net (loss) earnings per common share	$(0.03)	$0.34

(1)	2012 includes the weighted average impact of 31.7 million shares issued as part of the total consideration paid in connection with the acquisition of Diversey on October 3, 2011.
(2)	Provides for the following items if their inclusion is dilutive: (i) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement as defined in our 2011 Annual Report on Form 10-K, and (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method. In calculating diluted net earnings per common share for the three months ended March 31, 2012, our diluted weighted average number of common shares outstanding exclude the effect of assumed issuance of Settlement agreement shares and non-vested restricted stock and restricted stock units as the effect was anti-dilutive.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

EXPLANATORY NOTE ON USE OF NON-U.S. GAAP FINANCIAL INFORMATION

In this supplementary information we present financial information in accordance with U.S. GAAP. We also present financial information that does not conform to U.S. GAAP, which we refer to as non-U.S. GAAP, as our management believes it is useful to investors. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Further, non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. Further, investors are urged to review and consider carefully the adjustments made by management to the most directly comparable U.S. GAAP financial measure to arrive at these non-U.S. GAAP financial measures.

Our management will assess our financial results, such as gross profit, operating profit and diluted net earnings per common share (“EPS”), both on a U.S. GAAP basis and on an adjusted non-U.S. GAAP basis. Examples of some other supplemental financial metrics our management will also use to assess our financial performance include Earnings before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted EPS, Adjusted Cash EPS and Free Cash Flow. These non-U.S. GAAP financial measures provide management with additional means to understand and evaluate the core operating results and trends in our ongoing business by eliminating certain one-time expenses (which may not occur in each period presented) and other items that management believes might otherwise make comparisons of our ongoing business with prior periods and peers more difficult, obscure trends in ongoing operations or reduce management’s ability to make useful forecasts. Our non-U.S. GAAP financial measures are also considered in calculations of our performance measures set by the Organization and Compensation Committee of our Board of Directors for purposes of determining incentive compensation.

The non-U.S. GAAP financial metrics mentioned above exclude items we consider unusual or special items and also exclude their related tax effects. We evaluate the unusual or special items on an individual basis. Our evaluation of whether to exclude an unusual or special item for purposes of determining our non-U.S. GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also present Adjusted Cash EPS, which excludes the amortization of acquired intangible assets, non-cash interest expense (including the accrued interest expense related to the Settlement agreement) and non-cash taxes, which aids in presenting our EPS on an adjusted cash basis.

Another non-U.S. GAAP financial measure we present is our core effective income tax rate or provision, (“core tax rate”). Our core tax rate is a measure of our U.S. GAAP effective tax rate, adjusted to exclude the tax impact from the special items that are excluded from our adjusted net earnings and adjusted EPS metrics. We consider our core tax rate as an indicator of the taxes on our core business. The tax situation and effective tax rate in the specific countries where the excluded or special items occur will determine the impact (positive or negative) to our core tax rate.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP GROSS PROFIT AND OPERATING PROFIT TO

NON-U.S. GAAP ADJUSTED GROSS PROFIT AND OPERATING PROFIT

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2012	2011
U.S. GAAP gross profit as reported	$649.7	$309.0
As a % of total net sales	33.9%	27.4%
Add: 2011 - 2014 Integration and Optimization Program associated costs(1)	5.3	—
Add: European manufacturing facility closure charges(2)	—	0.3
Add: Non-recurring associated costs from legacy Diversey restructuring programs(2)	2.5	—

Non-U.S. GAAP adjusted gross profit	$657.5	$309.3

As a % of total net sales	34.3%	27.4%
U.S. GAAP operating profit as reported	$87.5	$123.0
As a % of total net sales	4.6%	10.9%
Add: 2011- 2014 Integration and Optimization Program restructuring charges(1)	47.3	—
Add: Other restructuring charges(2)	0.8	—
Add: 2011 - 2014 Integration and Optimization Program associated costs(1)	5.8	—
Add: Non-recurring associated costs from legacy Diversey restructuring programs(2)	7.5	—
Add: Costs related to the acquisition of Diversey(3)	1.8	—
Add: European manufacturing facility closure charges(2)	—	0.3

Total special items	63.2	0.3

Non-U.S. GAAP adjusted operating profit	$150.7	$123.3

As a % of total net sales	7.9%	10.9%

(1)	See Note 2 of Condensed Consolidated Statements of Operations for details. The 2011 - 2014 Integration and Optimization Program associated costs include $5.3 million of an impairment recorded in cost of sales, which was primarily due to the planned closure of a Food Packaging facility in the U.S.
(2)	These items represent special items and certain one-time charges principally associated with past restructuring programs for both Sealed Air and Diversey, of which $4.9 million were related to Diversey’s implementation of a European principal company structure. These charges are not part of our ongoing business and are not expected to have a continuing impact on the consolidated statements of operations.
(3)	These costs are not considered part of our ongoing business, are considered one-time in nature and will not have a continuing impact on our ongoing business or on the consolidated statements of operations.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP DILUTED NET (LOSS) EARNINGS PER COMMON SHARE TO

NON-U.S. GAAP ADJUSTED DILUTED NET EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2012		2011 (1)
	Net Earnings	EPS	Net Earnings	EPS
U.S. GAAP net (loss) earnings and EPS available to common stockholders	$(6.0)	$(0.03)	$59.7	$0.34
Items excluded from the calculation of adjusted net earnings available to common stockholders and adjusted EPS, net of taxes when applicable(2):
Special items:
Add: 2011 - 2014 Integration and Optimization Program restructuring charges	32.3	0.15	—	—
Add: Other restructuring charges	0.6	—	—	—
Add: 2011 - 2014 Integration and Optimization Program associated costs	3.8	0.02	—	—
Add: Non-recurring associated costs from legacy Diversey restructuring programs	5.4	0.03	—	—
Add: Costs related to the acquisition of Diversey	1.3	0.01	—	—
Add: European manufacturing facility closure charges	—	—	0.2	—

Non-U.S. GAAP adjusted net earnings and adjusted EPS	$37.4	$0.18	$59.9	$0.34

Non-cash items:
Add: Amortization expense of acquired intangible assets	23.9	0.11	1.6	0.01
Add: Non-cash interest expense, including accrued interest related to the Settlement agreement	(11.8)	(0.06)	0.3	—
Add: Non-cash income taxes	(15.7)	(0.07)	(1.3)	(0.01)

Non-U.S. GAAP adjusted cash net earnings and cash EPS	$33.8	$0.16	$60.5	$0.34

Weighted average number of common shares outstanding - diluted	210.2		176.9

(1)	Our 2011 adjusted EPS calculations have been revised to conform to our 2012 presentation.
(2)	See “Tax Effect on Special Items and Non-cash Items” below for the tax effect of each item included in the calculation above for the three months ended March 31, 2012.

TAX EFFECT on SPECIAL ITEMS and NON-CASH ITEMS

(Unaudited)

(In millions)

	Three Months Ended	Three Months Ended
	March 31, 2012	March 31, 2011
2011 - 2014 Integration and Optimization Program restructuring charges	$15.0	$—
Other restructuring charges	0.2	—
2011 - 2014 Integration and Optimization Program associated costs	2.0	—
Non-recurring associated costs from legacy Diversey restructuring programs	2.1	—
Costs related to the acquisition of Diversey	0.5	—
European manufacturing facility closure charges	—	0.1
Amortization expense of acquired intangible assets	10.3	0.9
Non-cash interest expense	(6.4)	0.6

RECONCILIATION OF U.S. GAAP EFFECTIVE TAX RATE TO NON-U.S. GAAP CORE TAX RATE

(Unaudited)

(In millions)

	Three Months Ended March 31, 2012
	U.S. GAAP	Special Items	Non-U.S. GAAP
(Loss) earnings before income tax provision	$(14.4)	$63.2	$48.8
Income tax (benefit) provision	(8.4)	19.8	11.4

Net (loss) earnings available to common stockholders	$(6.0)	$43.4	$37.4

Effective tax rate	58.3%	31.3%	23.4%

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES(1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Three Months Ended March 31,
	2012	2011
Operating profit:
Food Packaging	$59.9	$62.6
As a % of Food Packaging net sales	12.3%	13.2%

Food Solutions	26.5	19.4
As a % of Food Solutions net sales	11.1%	8.5%

Protective Packaging	46.5	40.0
As a % of Protective Packaging net sales	13.5%	11.9%

Diversey	0.8	—
As a % of Diversey net sales	0.1%	#

Other	3.7	1.0
As a % of Other net sales	3.9%	1.1%

Total segments and other	137.4	123.0
As a % of total net sales	7.2%	10.9%

Costs related to the acquisition of Diversey	1.8	—
Restructuring and other charges(2)	48.1	—

Total	$87.5	$123.0

As a % of total net sales	4.6%	10.9%

Depreciation and amortization on property, plant and equipment and intangible assets acquired:
Food Packaging(3)	$21.3	$16.3
Food Solutions	7.9	7.5
Protective Packaging	5.9	7.0
Diversey	42.2	—
Other	5.0	5.2

Total	$82.3	$36.0

(1) The 2012 amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q.
(2) Restructuring and other charges by business segment reporting structure:

Food Packaging(3)	$17.5
Food Solutions	3.5
Protective Packaging	3.3
Diversey	20.7
Other	3.1

Total	$48.1

(3) 2012 includes $5.3 million of an impairment due to the planned closure of facility.

	Three Months Ended March 31,
	2012	2011
CAPITAL EXPENDITURES	$29.2	$19.5

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

BUSINESS SEGMENT AND PRO FORMA INFORMATION

(unaudited)

(in millions)

	Three Months Ended March 31, 2012
	Food Packaging	Food Solutions	Protective Packaging	Diversey	Other	Total Segments and Other
Net Sales	$488.2	$238.2	$345.6	$750.9	$94.6	$1,917.5

Operating profit before restructuring charges and costs related to the acquisition of Diversey	$59.9	$26.5	$46.5	$0.8	$3.7	$137.4
Add: Special items	5.5	0.1	0.2	7.5	—	13.3

Adjusted operating profit	65.4	26.6	46.7	8.3	3.7	150.7
as a % of net sales	13.4%	11.2%	13.5%	1.1%	3.9%	7.9%

Add: Depreciation and amortization on property, plant and equipment, net of special items(1)	15.5	7.4	5.4	10.5	3.8	42.6
Add: Amortization expense of acquired intangible assets	0.5	0.5	0.5	31.5	1.2	34.2

Total	$81.4	$34.5	$52.6	$50.3	$8.7	$227.5

as a % of net sales	16.7%	14.5%	15.2%	6.7%	9.2%	11.9%

	Three Months Ended March 31, 2011
	Food Packaging	Food Solutions	Protective Packaging	Diversey(2)	Other	Pro Forma Total Segments and Other
Net Sales	$474.9	$228.8	$335.1	$763.7	$89.7	$1,892.2

Operating profit	$62.6	$19.4	$40.0	13.3	$1.0	$136.3
Add: Special items	—	—	0.3	7.5	—	7.8

Adjusted operating profit	62.6	19.4	40.3	20.8	1.0	144.1
as a % of net sales	13.2%	8.5%	12.0%	2.7%	1.1%	7.6%

Add: Depreciation and amortization on property, plant and equipment	16.0	6.8	6.5	13.5	4.2	47.0
Add: Amortization expense of acquired intangible assets	0.3	0.7	0.5	31.5	1.0	34.0

Total	$78.9	$26.9	$47.3	$65.8	$6.2	$225.1

as a % of net sales	16.6%	11.8%	14.1%	8.6%	6.9%	11.9%

#	denotes a variance greater than 100%
(1)	See Note 1 of Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit for further details.
(2)	The pro forma information included in this release consists of estimates based on preliminary data and is subject to change. Diversey’s reported operating income for the three months ended March 31, 2011 was $43.3 million. The pro forma operating income included above reflects pro forma adjustments made in accordance with Article 11 of Regulation S-X, including the following material pro forma adjustments:

a)	the elimination of Diversey’s historical amortization expense of intangible assets of $8.0 million; and
b)	incremental depreciation and amortization expense on intangible assets acquired and property and equipment of $36.0 million.

Note: The depreciation and amortization expense included above does not include share-based incentive compensation expense, which we add back when we calculate Adjusted EBITDA because it is a non-cash expense. See Note 3 of Supplemental Pro Forma and As Reported Information for further details.

SEALED AIR CORPORATION

SUPPLEMENTARY PRO FORMA AND AS REPORTED INFORMATION(1)

(unaudited)

(in millions)

	Pro Forma			Pro Forma			As Reported			Pro Forma
	Q2-11			Q3-11			Q4-11			Year Ended December 31, 2011
	Sealed Air	Diversey	Total	Sealed Air	Diversey	Total	Sealed Air	Diversey	Total	Sealed Air	Diversey	Total
Sales	$1,212.6	$876.1	$2,088.7	$1,247.1	$824.7	$2,071.8	$1,256.8	$795.9	$2,052.7	$4,845.0	$3,260.4	$8,105.4

Operating profit	$135.7	$66.5	$202.2	$154.0	$33.8	$187.8	$122.4	$(57.0)	$65.4	$568.4	$69.1	$637.5
Add: Special items	(0.1)	10.2	10.1	—	7.0	7.0	33.2	78.0	111.2	0.2	90.3	90.5

Adjusted operating profit	$135.6	$76.7	$212.3	$154.0	$40.8	$194.8	$155.6	$21.0	$176.6	$568.6	$159.4	$728.0

as a % of net sales	11.2%	8.8%	10.2%	12.3%	4.9%	9.4%	12.4%	2.6%	8.6%	11.7%	4.9%	9.0%
Add: Depreciation and amortization on property, plant and equipment	34.4	11.6	46.0	34.2	12.0	46.2	32.6	13.3	45.9	134.7	49.3	184.0
Add: Amortization expense of acquired intangible assets	2.5	31.5	34.0	2.5	31.5	34.0	2.5	31.5	34.0	10.0	126.0	136.0

Total	$172.5	$119.8	$292.3	$190.7	$84.3	$275.0	$190.7	$65.8	$256.5	$713.3	$334.7	$1,048.0

Adjusted EBITDA(2)(3)(4)	$182.8	$122.5	$305.3	$200.6	$86.8	$287.4	$188.9	$65.8	$254.7	$738.6	$344.5	$1,083.1

(1)	The pro forma information included in this release consists of estimates based on preliminary data and is subject to change. The pro forma operating income included above reflects pro forma adjustments made in accordance with Article 11 of Regulation S-X.
(2)	On a pro forma basis, Adjusted EBITDA for Q1-11 was $235.6 million, $166.3 million for Sealed Air and $69.3 million for Diversey.
(3)	In Q1-12 we revised our calculation of Adjusted EBITDA to exclude our share-based incentive compensation expense related to our U.S. profit sharing plan. At its discretion and with the approval of the Organization and Compensation Committee of our Board of Directors, management can elect to settle all or a portion of our U.S. profit sharing contribution with Company stock. Also, our calculation of Adjusted EBITDA reflects the impact of other income (expense). All prior periods have been revised to reflect this change.
(4)	Adjusted EBITDA for Q1-12 was $235.7 million, $185.4 million for Sealed Air and $50.3 million for Diversey.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2012(1)	2011(1)	2011	2011	2011
Assets
Current assets:
Cash and cash equivalents	$538.5	$722.8	$800.3	$705.0	$696.0
Receivables, net	1,330.6	1,385.8	717.1	731.5	696.1
Inventories	891.0	798.1	575.9	601.8	559.0
Other current assets	223.7	355.9	197.3	169.5	171.0

Total current assets	2,983.8	3,262.6	2,290.6	2,207.8	2,122.1
Property and equipment, net	1,329.8	1,322.1	915.2	957.0	958.3
Goodwill	4,273.4	4,220.5	1,947.6	1,954.2	1,952.1
Intangible assets, net	2,080.6	2,103.2	77.6	77.7	79.0
Other assets, net	626.6	588.3	387.3	390.6	378.8

Total assets	$11,294.2	$11,496.7	$5,618.3	$5,587.3	$5,490.3

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$34.5	$34.5	$22.3	$9.8	$9.1
Current portion of long-term debt	1.6	1.9	1.8	1.9	4.9
Accounts payable	621.5	619.0	279.2	263.6	265.5
Settlement agreement and related accrued interest	842.6	831.2	820.3	809.5	798.7
Other current liabilities	734.1	896.9	412.2	374.5	362.8

Total current liabilities	2,234.3	2,383.5	1,535.8	1,459.3	1,441.0
Long-term debt, less current portion	4,988.0	5,010.9	1,403.6	1,401.9	1,398.8
Other liabilities	1,029.8	1,149.9	145.8	153.4	154.9

Total liabilities	8,252.1	8,544.3	3,085.2	3,014.6	2,994.7
Total parent company stockholders’ equity	3,047.9	2,957.5	2,538.2	2,576.9	2,499.2
Noncontrolling interests	(5.8)	(5.1)	(5.1)	(4.2)	(3.6)

Total stockholders’ equity	3,042.1	2,952.4	2,533.1	2,572.7	2,495.6

Total liabilities and stockholders’ equity	$11,294.2	$11,496.7	$5,618.3	$5,587.3	$5,490.3

(1)	The amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q and may change due to subsequent revisions to the acquisition accounting for the Diversey transaction. See Note 1 of Condensed Consolidated Statements of Operations for further details.

Calculation of net debt:
Short-term borrowings	$34.5	$34.5	$22.3	$9.8	$9.1
Current portion of long-term debt	1.6	1.9	1.8	1.9	4.9
Settlement agreement and related accrued interest	842.6	831.2	820.3	809.5	798.7
Long-term debt, less current portion	4,988.0	5,010.9	1,403.6	1,401.9	1,398.8

Total debt	5,866.7	5,878.5	2,248.0	2,223.1	2,211.5
Less: Cash and cash equivalents	(538.5)	(722.8)	(800.3)	(705.0)	(696.0)

Net debt	$5,328.2	$5,155.7	$1,447.7	$1,518.1	$1,515.5

Calculation of working capital (current assets less current liabilities)	$749.5	$879.1	$754.8	$748.5	$681.1

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

NON-U.S. GAAP FREE CASH FLOW

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2012	2011(1)
Non-U.S. GAAP adjusted cash net earnings	$33.8	$60.5
Add: Depreciation expense on property, plant and equipment	48.1	33.5
Add: Share-based incentive compensation expense	12.3	10.5
Less: Capital expenditures	(29.2)	(19.5)
Changes in working capital items:(2)
Receivables, net	55.2	1.0
Inventories, net	(92.9)	(63.2)
Accounts payable	2.5	33.5

Non-U.S. GAAP Free Cash Flow	$29.8	$56.3

(1)	Our 2011 free cash flow calculation has been revised to conform to our 2012 presentation.
(2)	Includes the impact of foreign currency translation.

RECONCILIATION OF NET (LOSS) EARNINGS AVAILABLE TO COMMON STOCKHOLDERS TO

NON-U.S. GAAP EBIT, EBITDA AND ADJUSTED EBITDA

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2012	2011(1)
U.S. GAAP net (loss) earnings available to common stockholders	$(6.0)	$59.7
Add: Interest expense	97.8	37.0
Add: Income tax (benefit) provision	(8.4)	22.2

Non-U.S. GAAP EBIT	83.4	118.9
Depreciation and amortization on property, plant and equipment and intangible assets acquired	82.3	36.0

Non-U.S. GAAP EBITDA	165.7	154.9
Add: Share-based incentive compensation expense	12.3	10.5
Add: 2011- 2014 Integration and Optimization Program restructuring charges	47.3	—
Add: Other restructuring charges	0.8	—
Add: 2011 - 2014 Integration and Optimization Program associated costs (less accelerated depreciation and amortization expense of $5.3 million)(2)	0.5	—
Add: Non-recurring associated costs from legacy Diversey restructuring programs (less accelerated depreciation and amortization expense of $0.2 million.)	7.3	—
Add: Costs related to the acquisition of Diversey	1.8	—
Add: European manufacturing facility closure charges	—	0.3
Add: Foreign currency exchange losses related to Venezuelan subsidiary	—	0.2
Add: Settlement agreement related costs	0.1	0.4

Non-U.S. GAAP adjusted EBITDA	$235.8	$166.3

Total net sales	$1,917.5	$1,128.5

Non-U.S. GAAP adjusted EBITDA as a percentage of total net sales	12.3%	14.7%

(1)	Our 2011 adjusted EBITDA calculation has been revised to conform to our 2012 presentation. See Note 3, of “Supplementary Pro Forma and As Reported Information” for more details.
(2)	See Note 1 of Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit for further details.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES - BUSINESS SEGMENTS AND OTHER(1)

(Unaudited)

(In millions)

	Three Months Ended March 31, 2012
	Food Packaging		Food Solutions		Protective Packaging		Diversey			Other		Total Company
Volume - Units	$4.5	1.0%	$2.2	1.0%	$9.8	2.9%	$—	—%		$4.3	4.8%	$20.8	1.8%
Volume - Acquired businesses, net of (dispositions)	0.3	0.1	—	—	—	—	750.9	#		0.6	0.7	751.8	66.6
Product price/mix (2)	10.7	2.2	7.4	3.2	2.8	0.8	—	—		0.9	1.0	21.8	1.9
Foreign currency translation	(2.2)	(0.5)	(0.2)	(0.1)	(2.1)	(0.6)	—	—		(0.9)	(1.0)	(5.4)	(0.5)

Total change (U.S. GAAP)	$13.3	2.8%	$9.4	4.1%	$10.5	3.1%	$750.9	#	%	$4.9	5.5%	$789.0	69.8%

Impact of foreign currency translation	2.2	0.5	0.2	0.1	2.1	0.6	—	—		0.9	1.0	5.4	0.5

Total constant dollar change (Non-U.S. GAAP)	$15.5	3.3%	$9.6	4.2%	$12.6	3.7%	$750.9	#	%	$5.8	6.5%	$794.4	70.3%

(1)	Changes in these items excluding the impact of foreign currency translation are non-U.S. GAAP financial measures. Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to the changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.
(2)	Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries. The impact to our reported product price/mix of these purchases in other countries at selling prices denominated in U.S. dollars or euros was not material in the periods included in the tables above.
#	Denotes a variance greater than 100%, or not meaningful.

COMPONENTS OF CHANGE IN NET SALES - GEOGRAPHIC

Unaudited

(In millions)

	Three Months Ended March 31, 2012
	U.S.		International		Total Company
Volume - Units	$10.4	2.0%	$10.4	1.7%	$20.8	1.8%
Volume - Acquired businesses, net of (dispositions)	106.5	20.5	645.3	#	751.8	66.6
Product price/mix	12.1	2.3	9.7	1.6	21.8	1.9
Foreign currency translation	—	—	(5.4)	(0.9)	(5.4)	(0.5)

Total	$129.0	24.8%	$660.0	# %	$789.0	69.8%

#	Denotes a variance greater than 100%, or not meaningful.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

GEOGRAPHIC SALES INFORMATION

(Unaudited)

	Three Months Ended March 31, 2012
		Percentage Change in Net Sales by Geographic Region
	Percentage of Net Sales by Geographic Region	Including the effect of foreign currency translation	Excluding the effect of foreign currency translation
U.S.	33.8%	24.8%	24.8%
Canada	3.2	84.2	85.3
EMEA	35.8	#	#
Latin America	9.8	75.3	80.6
Asia Pacific	17.4	#	#

Total	100.0%	69.8%	70.3%

EMEA = Europe, Middle East and Africa

#	denotes a variance greater than 100%